UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 3, 2012 (December 27, 2011)

Behringer Harvard Opportunity REIT II, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-53650	20-8198863
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15601 Dallas Parkway, Suite 600, Addison, Texas
75001

(Address of principal executive offices)
(Zip Code)

(866) 655-3600

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02                                             Termination of a Material Definitive Agreement.

On December 27, 2011, Behringer Harvard Opportunity REIT II, Inc., a Maryland corporation (which may be referred to herein as the “Registrant,” “we,” “our” or “us”), through BH University Towers, LLC (“BH Towers”), a wholly owned subsidiary of our operating partnership, assigned our interest in a purchase agreement originally entered into on December 7, 2011, to acquire a student housing community containing 184-units and 35,840 square feet of ground floor retail space currently known as University Towers located in Austin, Texas from Fairfield 24th Street Towers Ltd., an unaffiliated third party, (the “Purchase and Sales Agreement”), to University Towers Austin LLC, an unaffiliated third party, thereby terminating our interest in the Purchase and Sale Agreement.  The contract purchase price for University Towers was $33 million, excluding closing costs under the Purchase and Sale Agreement.  We provided an earnest money deposit of $0.5 million under the Purchase and Sale Agreement, which we recovered as a result of the assignment of the Purchase and Sale Agreement to University Towers Austin LLC.  There are no termination penalties as a result of the Assignment and Assumption of Agreement.  We assigned our interest in the Purchase and Sale Agreement because we determined that it would not be in our best interest to move forward with the acquisition.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEHRINGER HARVARD OPPORTUNITY REIT II, INC.

Dated: January 3, 2012	By:	/s/ Terri Warren Reynolds
Terri Warren Reynolds
Senior Vice President - Legal, General Counsel & Secretary